Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
TRUSTWAVE HOLDINGS, INC.
     Trustwave Holdings, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:
     FIRST: That the Certificate of Incorporation of the Company be amended by adding a new Section E to the FIFTH Article thereof which shall read as follows:
E. REVERSE STOCK SPLIT
     Immediately upon the filing of the Certificate of Amendment to Certificate of Incorporation of the Corporation, each four (4) shares of the Class A Common Stock issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock and each four (4) shares of the Class B Common Stock issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock, in each case without any action by the holder thereof, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”). Fractional shares of Class A Common Stock or Class B Common Stock shall not be issued as a result of the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Class A Common Stock or Class B Common Stock as a result of the Reverse Stock Split shall, with respect to such fractional shares, be entitled to receive cash equal to the fair value of the fractional shares, without interest, in lieu of the fractional shares of Class A Common Stock or Class B Common Stock. Each certificate that prior to such combination represented shares of Class A Common Stock or Class B Common Stock (“Old Certificates”) shall thereafter represent that number of whole shares of Class A Common Stock or Class B Common Stock, as applicable, into which the shares of Class A Common Stock or Class B Common Stock represented by the Old Certificate shall have been combined.
     SECOND: That the Board of Directors of the Company approved the foregoing amendment at a special meeting of the Board of Directors held on July 21, 2011 in accordance with Section 141(i) of the General Corporation Law of the State of Delaware.
     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

     FOURTH: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
* * * * * *

     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to Certificate of Incorporation to be executed by a duly authorized officer of the Company this 22nd day of July, 2011.

TRUSTWAVE HOLDINGS, INC.

By:	/s/ Justin Choi

Name:	Justin Choi
Title:	Executive Vice President, General Counsel and Secretary